Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2014 Financial Results

CORAL GABLES, FL. - February 17, 2015 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended December 26, 2014. For the full year 2014, the Company reported earnings per diluted share of $2.53, compared with a net loss per diluted share of $0.61 for 2013. Comparable earnings per diluted share for the full year 2014 were $2.74, compared with comparable earnings per diluted share of $1.57 for the full year 2013. The Company reported a net loss per diluted share of $0.01 in the fourth quarter of 2014, compared with a net loss per diluted share of $2.56 in the fourth quarter of 2013. Comparable earnings per diluted share were $0.20 in the fourth quarter of 2014, compared with comparable net loss per diluted share of $0.29 in the fourth quarter of 2013.
“Our strong fourth quarter results added to an outstanding year for Fresh Del Monte Produce,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Our performance in 2014 was driven by increased sales in all of our business segments and geographic regions. Throughout the year, we made tremendous progress towards our strategic objectives of expanding our distribution channels, moving into key markets worldwide, and introducing new products. Our steady focus on controlling costs and creating efficiencies also contributed to our results. As we begin 2015, we are poised to capitalize on the opportunities in front of us. As always, we remain committed to growing the Company and delivering long-term profitable growth to our shareholders.”
Net sales for the year 2014 increased to $3,927.5 million, compared with $3,683.7 million in 2013. The increase in net sales for the full year was attributable to higher sales volume in all of the Company's business segments, increased selling prices in the Company's banana and other fresh produce business segments, and favorable exchange rates. Net sales for the fourth quarter of 2014 increased to $929.3 million, compared with $879.9 million in the prior year's fourth quarter. The increase in net sales for the fourth quarter of 2014 was due to increased selling prices in the Company's other fresh produce business segment and increased selling prices and higher sales volume in its banana business segment.
Gross profit for the year 2014 was $364.8 million, compared with gross profit of $290.4 million in 2013. Gross profit for the fourth quarter of 2014 was $62.7 million, compared with $32.9 million in the fourth quarter of 2013.
Operating income for the year 2014 was $173.5 million, compared with an operating loss of $28.1 million in 2013. Comparable operating income was $185.2 million in 2014, compared with $110.1 million in 2013. Operating income for the fourth quarter of 2014 was $3.7 million, compared with an operating loss of $140.2 million in the prior year's fourth quarter. Comparable operating income for the fourth quarter of 2014 was $15.3 million, compared with comparable operating loss of $14.2 million in the fourth quarter of 2013. The increase in operating income for the full year and fourth quarter was the result of lower asset impairment and other charges, and higher gross profit.
Net income for the year 2014 was $142.4 million, compared with a net loss of $34.4 million in 2013. Comparable net income was $154.1 million in 2014, compared with comparable net income of $88.8 million in 2013. Net loss for the fourth quarter of 2014 was $0.4 million, compared with net loss of $143.9 million the fourth quarter of 2013. Comparable net income was $11.2 million in the fourth quarter of 2014, compared with comparable net loss of $16.3 million in the fourth quarter of 2013.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Income Statement:	December 26, 2014	December 27, 2013	December 26, 2014	December 27, 2013

Net sales	$929.3	$879.9	$3,927.5	$3,683.7
Cost of products sold	866.1	845.6	3,562.2	3,391.8
Other charges, net (1)	0.5	1.4	0.5	1.5
Gross profit	62.7	32.9	364.8	290.4

Selling, general and administrative expenses	43.2	43.3	175.8	176.9
Loss on disposal of property, plant and equipment	4.7	5.2	4.3	4.9
Asset impairment and other charges, net (2)	11.1	124.6	11.2	136.7
Operating income (loss)	3.7	(140.2)	173.5	(28.1)

Interest expense, net	0.3	0.7	2.6	2.2
Other expense (income), net (3)	4.9	2.1	12.0	(13.6)

Income (loss) before income taxes	(1.5)	(143.0)	158.9	(16.7)

Provision for income taxes	(1.1)	0.1	14.3	17.2
Net income (loss)	$(0.4)	$(143.1)	$144.6	$(33.9)

Less: Net income attributable to noncontrolling interests	—	0.8	2.2	0.5
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$(0.4)	$(143.9)	$142.4	$(34.4)

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(0.01)	$(2.56)	2.54	(0.61)

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(0.01)	$(2.56)	$2.53	$(0.61)

Dividends declared per ordinary share	$0.125	$0.125	$0.50	$0.50

Weighted average number of ordinary shares:
Basic	56,064,660	56,136,876	55,966,531	56,426,294
Diluted	56,064,660	56,136,876	56,347,092	56,426,294

Selected Income Statement Data:
Depreciation and amortization	$19.3	$17.9	$73.7	$69.9

Non-GAAP Measures:
Reported net income (loss) per share - Diluted	$(0.01)	$(2.56)	$2.53	$(0.61)
Other charges, net (1)	$0.01	$0.02	$0.01	$0.03
Asset impairment and other charges, net (2)	$0.20	$2.22	$0.20	$2.42
Unfavorable (favorable) items included in other expense (income), net (3)	$—	$0.03	$—	$(0.27)
Comparable net income (loss) per share - Diluted (4)	$0.20	$(0.29)	$2.74	$1.57

(1)
For the quarter and year ended December 26, 2014, other charges, net, related principally to inventory write-offs due to restructuring in Chile. For the quarter and year ended December 27, 2013, other charges, net, related principally to inventory write-offs due to unfavorable weather conditions in Chile.

(2)
For 2014, asset impairment and other charges, net, for the quarter ended December 26, 2014 principally includes charges related to unfavorable litigation, restructuring activities in Chile, the United Kingdom and Germany partially offset by a reduction of the Kunia Well Site reserve. Additionally, the year ended December 26, 2014 includes charges related principally to restructuring activities in the United Kingdom and Germany and previously announced exit activities in Brazil, partially offset by a gain on litigation in Hawaii. For 2013, asset impairment and other charges, net, for the quarter ended December 27, 2013, includes charges of $99.6 million related to the impairment of the Prepared Food business goodwill and trademarks acquired in 2004 and charges of $25.0 million primarily related to the exit activity charges in our Brazil operations, unfavorable litigation and other charges relating to restructuring activities in Europe. The year ended December 27, 2013 also includes $12.1 million in charges primarily related to previously announced exit activities in Brazil, asset impairments related to underperforming assets in Costa Rica and the Philippines, asset impairments related to the closure of an underutilized distribution center in Germany and unfavorable litigation partially offset by a gain on sale of assets previously impaired in 2012 related to an under-utilized facility in the United Kingdom.

(3)
The quarter ended December 27, 2013 includes financial charges of $1.6 million resulting from an unfavorable court ruling related to value added tax reporting in South America. The year ended December 27, 2013 also includes a favorable judgment awarded in litigation of $16.6 million related to the Del Monte brand.

(4)
Management reviews comparable net income (loss), comparable net income (loss) per share and comparable gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 26, 2014					December 27, 2013
Segment Data:
	Net Sales		Gross Profit (Loss)			Net Sales		Gross Profit

Banana	$439.0	47%	$5.7		9%	$426.9	49%	$(4.4)		(13)%
Other Fresh Produce	401.1	43%	49.4	(1)	79%	360.4	41%	30.5	(2)	93%
Prepared Food	89.2	10%	7.6		12%	92.6	10%	6.8		20%
	$929.3	100%	$62.7		100%	$879.9	100%	$32.9		100%

	Year ended
	December 26, 2014					December 27, 2013
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$1,804.7	46%	$109.1		30%	$1,692.2	46%	$62.1		21%
Other Fresh Produce	1,744.7	44%	210.4	(1)	58%	1,638.5	44%	192.8	(2)	67%
Prepared Food	378.1	10%	45.3		12%	353.0	10%	35.5		12%
	$3,927.5	100%	$364.8		100%	$3,683.7	100%	$290.4		100%

	Quarter ended					Year ended
Net Sales by Geographic Region:
	December 26, 2014		December 27, 2013			December 26, 2014		December 27, 2013

North America	$492.8	53%	$452.2		51%	$2,113.4	54%	$1,968.3		54%
Europe	177.2	19%	164.1		19%	736.1	19%	713.4		19%
Middle East	128.2	14%	147.5		17%	554.3	14%	524.3		14%
Asia	101.4	11%	103.0		12%	434.5	11%	425.6		12%
Other	29.7	3%	13.1		1%	89.2	2%	52.1		1%
	$929.3	100%	$879.9		100%	$3,927.5	100%	$3,683.7		100%

(1)	Other fresh produce gross profit for the quarter and year ended December 26, 2014 includes inventory write-offs due to restructuring in Chile.

(2)	Other fresh produce gross profit for the quarter and year ended December 27, 2013 includes inventory write-offs due to unfavorable weather conditions in Chile.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 26, 2014	December 27, 2013

Assets
Current assets:
Cash and cash equivalents	$34.1	$42.5
Trade accounts receivable, net	344.6	338.8
Other accounts receivable, net	69.0	59.3
Inventories, net	516.1	533.1
Other current assets	77.1	41.9
Total current assets	1,040.9	1,015.6

Investment in and advances to unconsolidated companies	2.0	2.1
Property, plant and equipment, net	1,170.2	1,101.2
Goodwill	330.5	331.4
Other noncurrent assets	131.7	138.9
Total assets	$2,675.3	$2,589.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$382.1	$356.0
Current portion of long-term debt and capital lease obligations	2.2	2.8
Other current liabilities	25.1	23.8
Total current liabilities	409.4	382.6

Long-term debt and capital lease obligations	264.7	248.6
Other noncurrent liabilities	213.3	206.8
Total liabilities	887.4	838.0

Total Fresh Del Monte Produce Inc. shareholders' equity	1,747.9	1,713.1
Noncontrolling interests	40.0	38.1
Total shareholders' equity	1,787.9	1,751.2
Total liabilities and shareholders' equity	$2,675.3	$2,589.2

Selected Balance Sheet Data:
Working capital	$631.5	$633.0
Total debt	$266.9	$251.4

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 26, 2014	December 27, 2013
Operating activities:
Net income (loss)	$144.6	$(33.9)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	73.3	69.9
Amortization of debt issuance costs	0.4	0.4
Asset impairment charges, net	2.2	121.7
Gain on sale of securities	—	(2.3)
Loss on disposal of property, plant and equipment	4.3	4.9
Foreign currency translation adjustment	(4.4)	(2.4)
Other changes	17.2	17.6
Changes in operating assets and liabilities:
Receivables	(20.2)	(45.1)
Inventories	8.2	(50.6)
Other current assets	(11.9)	(4.5)
Accounts payable and accrued expenses	17.5	27.4
Other noncurrent assets and liabilities	(0.5)	5.6
Net cash provided by operating activities	230.7	108.7

Investing activities:
Capital expenditures	(149.1)	(159.5)
Proceeds of securities available for sale	—	7.8
Proceeds from sales of property, plant and equipment	1.6	10.4
Purchase of businesses	(12.7)	(20.6)
Net cash used in investing activities	(160.2)	(161.9)

Financing activities:
Net borrowings on long-term debt	16.3	127.3
Contributions from noncontrolling interests	5.0	3.6
Proceeds from stock options exercised	48.9	44.0
Excess tax benefit from stock-based compensation	0.1	—
Repurchase and retirement of ordinary shares	(131.1)	(95.5)
Dividends paid	(27.9)	(28.2)
Net cash (used in) provided by financing activities	(88.7)	51.2

Effect of exchange rate changes on cash	9.8	4.6

Net (decrease) increase in cash and cash equivalents	(8.4)	2.6
Cash and cash equivalents, beginning	42.5	39.9
Cash and cash equivalents, ending	$34.1	$42.5

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Fresh Del Monte Produce Inc.

Full Year 2014 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the year increased 7% to $1.8 billion, from $1.7 billion in 2013, primarily due to increased sales volume in Europe and North America, along with higher selling prices in Europe, Asia and the Middle East. Worldwide pricing increased $0.29, or 2%, to $14.80 per unit, compared with $14.52 per unit in 2013. Volume was 5% higher. Gross profit for the year was $109.1 million, compared with gross profit of $62.1 million in 2013. Unit cost was 1% lower.
Other Fresh Produce
Net sales for the year increased 6% to $1.7 billion, compared with $1.6 billion in the prior year. The increase in net sales was primarily the result of higher sales volume in the Company's pineapple, avocado and tomato product lines, along with higher selling prices in the Company's avocado and melon product lines. Gross profit for the year was $210.4 million, compared with gross profit of $192.8 million in 2013.
Gold pineapple - Net sales increased 13% to $577.2 million. Volume increased 14%. Pricing decreased 1%. Unit cost was 2% lower.
Fresh-cut - Net sales decreased 7% to $381.1million. Volume decreased 8%. Pricing increased 2%. Unit cost was 4% higher.
Melon - Net sales increased 10% to $126.8 million. Volume decreased 1%. Pricing increased 11%. Unit cost was
3% lower.

Non-tropical - Net sales increased 5% to $413.9 million. Volume decreased 3%. Pricing increased 9%. Unit cost was 7% higher.
Tomato - Net sales increased 33% to $109.9 million. Volume increased 70%. Pricing decreased 22%. Unit cost was 9% lower.
Prepared Food
Net sales for the year increased 7% to $378.1 million, compared with $353.0 million in 2013. Gross profit for the year was $45.3 million, compared with $35.5 million in 2013.
Fourth Quarter 2014 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 3% to $439.0 million, compared with $426.9 million in the prior year's fourth quarter, primarily due to higher sales volume in North America and Europe, along with increased selling prices in Europe. Worldwide pricing increased $0.06 to $13.76 per unit, compared with $13.70 per unit in the fourth quarter of 2013. Volume was 2% higher. Gross profit for the quarter was $5.7 million, compared to a loss of $4.4 million in the fourth quarter of 2013. Unit cost was 2% lower.
Other Fresh Produce
Net sales for the quarter increased 11% to $401.1 million, compared with $360.4 million in the fourth quarter of 2013, primarily attributable to higher sales volume in the Company's tomato and avocado product lines, along with higher selling prices and increased sales volume in the Company's melon product line. Gross profit for the quarter was $49.4 million, compared with gross profit of $30.5 million in the fourth quarter of 2013.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2014 Business Segment Performance (continued)
(As reported in business segment data)

Gold pineapple - Net sales increased 1% to $142.1 million. Volume decreased 7%. Pricing increased 8%. Unit cost was 6% lower.
Fresh-cut - Net sales increased 3% to $89.7 million. Volume was in line with the prior year period. Pricing increased 2%. Unit cost was 5% higher.
Melon - Net sales increased 41% to $27.4 million. Volume increased 14%. Pricing increased 24%. Unit cost was 8% lower.
Non-tropical - Net sales increased 19% to $73.6 million. Volume increased 7%. Pricing increased 12%. Unit cost was 6% higher.
Tomato - Net sales increased 81% to $32.9 million. Volume increased 94%. Pricing decreased 7%. Unit cost was 11% higher.
Prepared Food
Net sales for the quarter decreased 4% to $89.2 million, compared with $92.6 million in the fourth quarter of 2013. Gross profit for the quarter was $7.6 million, compared with $6.8 million in the fourth quarter of 2013.
Cash Flows
Net cash provided by operating activities for the full-year of 2014 was $230.7 million, compared with $108.7 million in the same period of 2013. The increase in net cash was the result of higher net income.
Total Debt
Total debt increased from $251.4 million at the end of 2013 to $266.9 million at the end of 2014.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2014 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 27, 2013 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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